Exhibit 99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Service Providers”, “Auditors”, “Financial Statements” and “Financial Highlights” in the Prospectus/Proxy Statement and to the use of our reports, dated December 30, 2014 on the October 31, 2014 financial statements of Arden Investment Series Trust, which includes Arden Alternative Strategies Fund and Arden Alternative Strategies II, which are incorporated by reference in this Registration Statement under the Securities Act of 1933 (Form N-14) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 19, 2015